Exhibit 10.6
August 4, 2006
Mr. Scott Bromley
441 127th Lane NW
Coon Rapids, MN 55448
     Re:      Employment matters related to Bioheart, Inc. (the “Company”)
Dear Scott:
     This letter agreement (the “Agreement”) shall set forth the agreements between you and the Company in connection with any and all issues related to your past, present and continued employment with the Company. Each of you and the Company hereby agree as follows:
     1. As full and complete settlement for unpaid salary or other compensation that may be owed to you for services rendered prior to the date of this Agreement, the Company shall issue to you 77,143 shares of the Company common stock, par value $.001 per share (the “Shares”). Additionally, the Company shall reimburse you an amount equal to all federal and state income taxes actually paid by you as a direct result of the issuance of the Shares. It is the intention of you and the Company that the value of each Share shall be equal to $3.50 and the aggregate value of the Shares, plus the reimbursement to you of amounts payable by you for state and federal income taxes directly as a result of the issuance of the Shares to you shall be equal to approximately $390,000.
     2. Subject to the terms and conditions of this Agreement, you agree to continue your employment with the Company as Vice President, Public Relations. The Company will pay you an annual salary equal to $130,000 (the “Salary”), and you shall continue to be eligible to participate in the benefit plans that the Company as provided to you and your family, if applicable, prior to the date of this Agreement. It is agreed that you will continue your public relations activities and fundraising activities as a part of your employment duties, and no additional compensation will be due to you for securing additional investment capital. In this regard, it is agreed that you will use your best efforts to raise a minimum of $1 million of investment capital for the Company during its next round of financing. Each of you and the Company understand that this Agreement is not a contract of employment for any definite term. Your employment with the Company shall continue to be “at-will,” and may be terminated at any time, for any reason, with or without cause or notice, by either you or the Company.
     3. You and the Company each ratify and affirm the validity of the following options granted to you: (i) an option to purchase 100,000 shares of common stock with an as adjusted exercise price of $0.79 per share which were granted to you on December 25, 1999 pursuant to
13794 NW 4th Street, Suite 212
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Scott Bromley
August 4, 2006

an Incentive Option Agreement, a copy of which is attached hereto as Exhibit A; (ii) an option to purchase 42,000 shares of common stock with an as adjusted exercise price of $3.50 per share which were granted to you on December 18, 2000 pursuant to an Incentive Option Agreement, a copy of which is attached hereto as Exhibit B; and (iii) an option to purchase 500 shares of common stock with an exercise price of $3.50 per share which were granted to you on December 31, 2005 pursuant to an Incentive Option Agreement, a copy of which is attached hereto as Exhibit C. We each agree that any all options which may have been previously granted to you by the Company are hereby terminated, and you agree not to seek to revive, exercise or transfer any such options. In order to increase the total number of options granted to you by the Company to 600,000, which is the maximum amount permitted under the Company’s 1999 Officers and Employees Stock Option Plan (the “1999 Plan”), effective upon the execution of this Agreement, the Company hereby grants you an “incentive” stock option top purchase 457,500 shares of the Company’s common stock, par value $.001 per share, under and in accordance with the 1999 Plan, which options shall be fully vested and exercisable for a period of ten (10) years from the date of grant at a per share exercise price equal to $3.50, all in accordance with the Option Agreement attached to this Agreement as Exhibit D.
     4. Effective upon the execution of this Agreement, the Company hereby grants you a warrant to purchase 305,000 shares of the Company’s common stock, par value $.001 per share, at the per share exercise price of $3.50, which warrant shall be fully vested and exercisable for a period of ten (10) years from the date of grant, all in accordance with the Warrant attached to this Agreement as Exhibit E.
     5. It is expressly understood and agreed that except as set forth in this Agreement, you are not entitled to, you shall have no right to, and you agree that you shall not request or pursue, any additional compensation from the Company, whether in the form of cash, stock, options, warrants, Company benefits or otherwise.
     6. In exchange for the covenants, promises and payments set forth in this Agreement, you agree to waive, release, remise, acquit, and forever discharge the Company, its officers, directors, employees, successors, attorneys, administrators, trustees, and assigns, from and against any and all actions, causes of action, claims, demands, damages, costs, expenses and debts whatsoever (collectively, the “Claims” and individually, a “Claim”), whether in law and in equity, which you have, have had, or which you or your agents, servants, employees, heirs, successors, attorneys, administrators, trustees, and assignees can, shall or may have against the Company on account of or in any way growing out of or relating to, any matter or thing which has happened, developed or occurred from the beginning of the world to the date of this Agreement, whether known or unknown, suspected or unsuspected, including, without limitation, any such Claims which are in any way connected with, based upon, related to or arising out of any amounts or obligations owed or payable to you by the Company, your employment by the Company or the services provided by you to the Company. In exchange for the covenants and promises set forth in this Agreement, the Company agrees to waive, release, remise, acquit, and forever discharge you and your assigns from and against any and all Claims, whether in law and in equity, which it has, has had, or which it or its agents, servants, employees, heirs, successors, attorneys, administrators, trustees, and assignees can, shall or may have against

Scott Bromley
August 4, 2006

you on account of or in any way growing out of or relating to, any matter or thing which has happened, developed or occurred from the beginning of the world to the date of this Agreement, whether known or unknown, suspected or unsuspected, including, without limitation, any such Claims which are in any way connected with, based upon, related to or arising out of any amounts or obligations owed or payable to the Company by you, your employment by the Company or the services provided by you to the Company.
     7. You agree that in the event your employment by the Company is terminated for any reason, you will assist the Company, as requested, in the professional transition of work in progress, duties, files and pertinent information, including, but not limited to the preservation of positive relationships between the Company and its investors. You also agree not make any oral or written statement or engage in conduct of any kind that either directly or indirectly disparages, criticizes, defames or otherwise casts a negative characterization upon the Company or its shareholders, officers, directors, employees, or their relatives, nor shall you direct, encourage or assist anyone else to do so. You further agree not to take any action which could harm the relationship between the Company and its investors or potential investors.
     8. This Agreement and all controversies arising from or related to performance under this Agreement shall be governed by the internal laws of the State of Florida without regard to its rules concerning conflicts of laws. The parties exclusively, irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of Florida located in Broward County or in the United States District Court located in Broward County, Florida for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by any party hereto.
     If this letter is consistent with your understanding of our agreement, please execute this letter in the space provided below. If you have any questions, or if you need additional information, please do not hesitate to contact me.

Very truly yours, Bioheart, Inc.
By:	/s/
Howard J. Leonhardt,
Chief Executive Officer

Acknowledged and agreed to this 24th day of August 2006.
/s/ Scott Bromley
Scott Bromley